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                                                                   EXHIBIT 21.1

                       SUBSIDIARIES OF THE REGISTRANT


                                                JURISDICTION OF
          NAME OF SUBSIDIARY                     INCORPORATION
          ------------------                    ---------------
          Dal-Tile Group Inc.                     Delaware
          Dal-Tile Corporation                    Pennsylvania
          R&M Supplies, Inc.                      Delaware
          Tileways, Inc.                          Delaware
          DTM/CM Holdings, Inc.                   Delaware
          Dal-Minerals Company                    Delaware
          Dal-Tile of Canada Inc.                 Ontario
          Materials Ceramicos, S.A. de C.V.       Mexico
          Dal-Tile Mexico, S.A. de C.V.           Mexico